      As filed with the Securities and Exchange Commission on June 30, 1999

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                                    e4L, INC.
                      (formerly National Media Corporation)
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   13-2658741
                     (I.R.S. Employer Identification Number)

                             15821 Ventura Boulevard
                                    5th Floor
                          Los Angeles, California 91436
                    (Address of principal executive offices)

                               Daniel M. Yukelson
   Executive Vice President/Finance and Chief Financial Officer, and Secretary
                             15821 Ventura Boulevard
                                    5th Floor
                          Los Angeles, California 91436
                     (Name and address of agent for service)

                                 (818) 461-6400
          (Telephone number, including area code, of agent for service)
                               ------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: \ \

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans.
Check the following box.  \X\

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. \ \______

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
\ \______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.\ \

                         CALCULATION OF REGISTRATION FEE

                                                             Proposed              Proposed           Amount of
      Title of Securities           Amount to be         Maximum Offering      Maximum Aggregate    Registration
       to be Registered              Registered           Price Per Share       Offering Price           Fee
  Common Stock, par value
  $.01 per share                     130,185 (1)         $6.5625/share (2)     $854,340.00 (2)       $238.00 (2)

(1) Consists of 130,185 shares of Registrant's Common Stock issuable upon exercise of warrants.

(2) Based on the average of the high and low trading price of the Registrant's Common Stock as reported by the New York Stock Exchange on June 28, 1999, as estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission ("SEC"), acting pursuant to said section 8(a), may determine.

"The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION


PROSPECTUS

                                    e4L, Inc.
                             15821 Ventura Boulevard
                                    5th Floor
                          Los Angeles, California 91436
                                 (818) 461-6400
                      ------------------------------------

                         130,185 Shares of Common Stock
                      ------------------------------------


         A Selling Stockholder is offering and selling up to 130,185 shares of common stock. The selling stockholder may acquire the shares of common stock offered pursuant to this Prospectus upon exercise of warrants.

         The selling stockholder may offer the shares of common stock through public or private transactions, on the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices.

         e4L's common stock is listed on the New York Stock Exchange under the symbol "ETV." On June 28, 1999, the closing sale price for the common stock, as quoted on the New York Stock Exchange, was $6.9375 per share.

                   SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR
                CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS.
                      ------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
        COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OF COMMON
         STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is June ___, 1999.

                                TABLE OF CONTENTS


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................3

RISK FACTORS...................................................................3

THE COMPANY....................................................................6

RECENT DEVELOPMENTS............................................................7

USE OF PROCEEDS................................................................7

SELLING STOCKHOLDERS...........................................................8

PLAN OF DISTRIBUTION...........................................................9

LEGAL MATTERS..................................................................9

EXPERTS  ......................................................................9

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................10

WHERE YOU CAN GET MORE INFORMATION............................................10

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information regarding e4L, Inc. and subsidiaries ("e4L"). Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and has been derived using numerous assumptions.

         Important factors that may cause e4L's actual results to differ from projections include, for example,

               - the success or failure of our efforts to implement its business strategies;

               -    competition for products and media time;

               - the ability to raise sufficient capital to expand e4L's business;

               - the ability to develop or obtain rights to successful new products and ability to exploit alternative distribution channels such as wholesale/retail and electronic commerce;

               - the ability to attract and retain quality employees and talented performers for e4L's direct response television programming; and

               - other risks which may be described in our future filings with the SEC.

         e4L does not promise, nor is it obligated, to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.


                                  RISK FACTORS

         You should carefully consider each of the following factors and other information in this prospectus before deciding to invest in shares of e4L's Common Stock.

RECENT LOSSES; CASH FLOW

         e4L incurred significant losses in four of its last five fiscal years. e4L also reported a net loss of approximately $43.6 million for fiscal year 1999. Because of e4L's financial condition, e4L developed a business plan and has begun implementing new initiatives designed to increase revenue, reduce costs and return it to profitability. In addition, e4L has entered into a new three year $20.0 million credit facility. However, if the business plan does not adequately address the circumstances and situations which resulted in e4L's poor past performance, e4L would be required to seek alternative forms of financing, the availability of which is uncertain.

NATURE OF THE DIRECT RESPONSE MARKETING AND ELECTRONIC COMMERCE INDUSTRIES

         e4L experiences extreme competition for products, customers and media access in the direct response marketing and electronic commerce industries. Accordingly, to be successful, e4L must:

               Accurately predict consumer needs, market conditions and competition;
               Introduce successful products;
               Produce compelling direct response television programs; Acquire appropriate amounts of media time;
               Manage its media time effectively;
               Fulfill customer orders timely and efficiently;
               Provide courteous and informative customer service;
               Maintain adequate vendor relationships and favorable terms; Enhance successful products to generate additional sales; Expand the marketing and distribution channels for products; Expand in existing geographic markets; and Integrate acquired companies and businesses efficiently.

         e4L's recent operating results were primarily attributable to delays in product introductions, a lack of successful new products, failure to adequately leverage global spending and deteriorating economic conditions in the Asian and South Pacific Rim markets. e4L actively seeks out new products, new sources of products and alternative distribution channels, including wholesale/retail and the Internet. e4L cannot be sure that inventors and product manufacturers will select it to market their products. Significant delays in product introductions or a lack of successful new products could prevent e4L from selling adequate amounts of its products and otherwise have a negative effect on e4L's business.

DEPENDENCE AND FOREIGN SALES

         e4L markets products to consumers in over 70 countries. In recent years e4L has derived approximately half of its net revenue from sales to customers outside the United States and Canada. e4L's largest international markets are Germany, Asia (primarily Japan) and the South Pacific. The economic downturn in the Asian and South Pacific Rim regions has had and, for the foreseeable future, is expected to have, an adverse effect on e4L. e4L's international expansion has increased its working capital requirements due to the additional time required to deliver products abroad and receive payment from foreign countries.

         While e4L's foreign operations have the advantage of marketing products that have already proven successful in the United States, as well as successful direct response television programming produced by other direct marketing companies with limited media access and distribution capabilities, there can be no assurance that e4L's foreign operations will continue to generate similar revenue or operate profitability. Competition in the international marketplace is increasing rapidly. In addition, e4L is subject to many risks associated with doing business abroad including: (i.) adverse fluctuations in currency exchange rates; transportation delays and interruptions; (ii.) political and economic disruptions; (iii.) the imposition of tariffs and import and export controls; and (iv.) increased customs or local regulations.

         The occurrence of any of these risks could have an adverse effect on e4L's business.

ENTERING INTO NEW MARKETS

         As e4L enters new markets, it is faced with the uncertainty of never having done business in that country's particular commercial, political and social environment. Accordingly, despite e4L's best efforts, likelihood of success is unpredictable for reasons particular to each new market. It is also possible that, despite e4L's apparently successful entrance into a new market, some unforeseen circumstance could arise which would limit e4L's ability to continue to do business, operate profitability or to expand in that new market.

DEPENDENCE ON SUCCESSFUL PRODUCTS; UNPREDICTABLE MARKET LIFE; INVENTORY MANAGEMENT AND PRODUCT RETURNS

         e4L is dependent on its continuing ability to introduce successful new products to supplement or replace existing products as they mature through their product life cycles. e4L's five most successful products each year typically account for a substantial amount of e4L's annual net revenue. Generally, e4L's successful products change from year to year. Accordingly, e4L's future results of operations depend on its ability to introduce successful products consistently and to capture the full revenue potential of each product at all stages of consumer marketing and distribution channels during the product's life cycle.

         In addition to a supply of successful new products, e4L's revenue and results of operations depend on a positive customer response to its direct response television programming, the effective management of product inventory and other factors. Customer response to e4L's programming depends on many variables, including the appeal of products being marketed, the effectiveness of the direct response television programming, the availability of competing products and the timing and frequency of program airings. There can be no assurance that e4L's programming will receive market acceptance.

         e4L must have an adequate supply of inventory to meet consumer demand. Most of e4L's products have a limited market life, so it is extremely important that e4L generate maximum sales during this time period. If production delays or shortages, poor inventory management or inadequate cash flow prevent e4L from maintaining sufficient inventory, e4L could lose potential product sales, which may never be recouped. In addition, unanticipated obsolescence of a product may occur or problems may arise regarding regulatory, intellectual property, product liability or other issues which adversely affect future sales of a product even though e4L may still hold a large quantity of the product in inventory. Accordingly, e4L's ability to maintain systems and procedures to effectively manage its inventory is of critical importance to e4L's cash flow and results of operations.

         The average United States and international market life of a product is less than two years. Generally, products generate their most significant revenue in their first year of sales. In addition, e4L must adapt to market conditions and competition as well as other factors which may shorten a product's life cycle and adversely affect e4L's results of operations.

         e4L offers a limited money-back guarantee on all of its products if the customer is not fully satisfied. Accordingly, e4L's results of operations may be adversely affected by product returns under e4L's guarantee, its product warranty or otherwise. Although e4L establishes reserves against product returns which it believes are adequate based on product mix and returns history, there can be no assurance that e4L will not experience unexpectedly high levels of product returns which exceed the reserves for that product. If product returns do exceed reserves, e4L's results of operations would be adversely affected.

DEPENDENCE ON THIRD PARTY MANUFACTURERS AND SERVICE PROVIDERS

         Substantially all of e4L's products are manufactured by other domestic and foreign companies. In addition, e4L utilizes other companies to fulfill orders placed for e4L's products and to provide telemarketing services. If e4L's suppliers are unable, either temporarily or permanently, to deliver products to e4L in time to fulfill sales orders, it could have a material adverse effect on e4L's results of operations. Moreover, because the time from the initial approval of a product by e4L's product development department until the first sale of a product must be short, e4L must be able to cause its product manufacturers to quickly produce high-quality, reasonably priced products for e4L to sell. However, because e4L's primary product manufacturers are foreign companies which require longer lead times for products, any delay in production or delivery would adversely affect sales of the product and e4L's results of operations. In addition, utilization of foreign manufacturers further exposes e4L to the general risks of doing business abroad.

DEPENDENCE OF MEDIA ACCESS; EFFECTIVE MANAGEMENT OF MEDIA TIME

         e4L must have access to media time to televise its direct response programming on cable and broadcast networks, network affiliates and local stations. e4L purchases a significant amount of media time to from cable television and satellite networks, which assemble programming for transmission to cable system operators. If demand for air time increases, cable system operators and broadcasters may limit the amount of time available for these broadcasts. Larger multiple cable system operators have begun selling 'dark' time, (i.e., the hours during which a network does not broadcast its own programming) to third parties which may cause prices for such media to rise. Significant increases in the cost of media time or significant limitations in e4L's access to media could adversely impact e4L. In addition, periodic world events may limit e4L's access to media time and reduce the number of persons viewing e4L's direct response television programming in one or more markets, which would adversely impact e4L for these periods.

         Recently, international media suppliers have begun to negotiate for fixed media rates and minimum revenue guarantees, each of which increase e4L's cost of media and risk.

         In addition to acquiring adequate amounts of media time, e4L's business depends on its ability to manage efficiently its acquisitions of media time, by analyzing the need for, and making purchases of, long term media and spot media. e4L must also properly allocate its available air time among its current library of infomercials. Whenever e4L makes advance purchases and commitments to purchase media time, it must manage the media time effectively, because the failure to do so could negatively affect e4L's business. If e4L cannot use all of the media time it has acquired, it attempts to sell its excess media time to others. However, there can be no assurance that e4L will be able to use or sell its excess media time.

         In April 1998, e4L began leasing a twenty-four hour satellite transponder, the Eutelstat Satellite, which broadcasts across Europe. e4L has incurred significant start-up costs in connection with the transponder lease. If e4L is unable to sell the remaining transponder media time, e4L's results of operations could be adversely affected. During the year ended March 31, 1999, e4L has determined that the satellite contract is unfavorable, as it has estimated that it will be unable to recover certain costs relating to its lease, accordingly, e4L's results of operations included $5.3 million of unusual changes attributable to this lease.

LITIGATION AND REGULATORY ACTIONS

         There have been many lawsuits against companies in the direct marketing industry. In recent years, e4L has been involved in significant legal proceedings and regulatory actions by the Federal Trade Commission ("FTC") and Consumer Products Safety Commission ("CPSC"), which have resulted in significant costs and charges to e4L. In addition, e4L, its wholly-owned subsidiary, Positive Response Television, Inc., and its chief executive officer, are subject to FTC consent orders which require them to submit periodic compliance reports to the FTC. Any additional FTC or CPSC violations or significant new litigation could have an adverse effect on e4L's business.

         In August 1998, e4L received notice from the New York Stock Exchange ("NYSE") that it did not meet the NYSE's standards for continued listing. Representatives from e4L met with the NYSE staff and proposed actions to the NYSE designed to restore its compliance with the listing standards. The NYSE reviewed e4L's compliance plan and informed e4L that, while it would continue to monitor e4L's compliance plan and performance, no action by the NYSE was presently contemplated. If e4L's common stock is delisted from trading on the NYSE, it would have severe negative effects for e4L and its stockholders.

PRODUCT LIABILITY CLAIMS

         Products sold by e4L may expose it to potential liability from damages claims by users of the products. In certain instances, e4L is able to obtain contractual indemnification rights against these liabilities from the manufacturers of the products. In addition, e4L generally requires its manufacturers to carry product liability insurance. However, e4L cannot be certain that manufacturers will maintain this insurance or that their coverage will be adequate to cover all claims. In addition, e4L cannot be certain that it will be able to maintain its insurance coverage or obtain additional coverage on acceptable terms, or that its insurance will provide adequate coverage against all claims.

COMPETITION

         e4L competes directly with companies that generate sales from direct response television programs and other direct marketing and electronic commerce companies. e4L also competes with a large number of consumer product retailers, many of which have substantially greater financial, marketing and other resources than e4L. Some of these retailers have recently begun, or indicated that they intend to begin, selling products through direct response marketing methods, including sales in various e-commerce channels, such as via the Internet. e4L also competes with companies that make imitations of e4L's products at substantially lower prices, which may be sold in the same distribution channels as e4L's own products.

DEPENDENCE ON KEY PERSONNEL

         e4L's executive officers have substantial experience and expertise in direct response sales and marketing, electronic commerce and media. In particular, e4L is highly dependent on certain of its employees responsible for product development and production of direct response televisions programming. If any of these individuals leave e4L, e4L's business could be negatively affected.

YEAR 2000 ISSUES

         The operation of e4L's business is dependent on its management information systems, computer hardware, software programs and operating systems. Computer technology is used in several key areas of e4L's business, including merchandise purchasing, inventory management, pricing, sales, shipping and financial reporting, as well as in various administrative functions. e4L has been evaluating its computer technology to identify potential Year 2000 compliance problems and has begun an implementation process with respect thereto. It is anticipated that modification or replacement of some of e4L's computer technology will be necessary to enable e4L's computer to recognize the Year 2000. e4L does not expect that the costs associated with achieving Year 2000 compliance will have a significant effect on its business. In addition, e4L is also dependent on third-party suppliers and vendors and will be vulnerable to such parties failures to address and resolve their Year 2000 issues. While e4L is not aware of any known third party problems that will not be corrected, e4L has limited information concerning the Year 2000 readiness of third parties. If management is incorrect, Year 2000 problems could have a negative effect on e4L and its business.

SEASONALITY

         e4L's revenue varies throughout the year. e4L's revenue has historically been highest in its third and fourth fiscal quarters and lower in its first and second fiscal quarters due to fluctuations in the number of television viewers. These seasonal trends have been and may continue to be affected by the timing and success of new product offerings and the potential growth in e4L's wholesale/retail electronic commerce businesses.

CONVERTIBLE SECURITIES; SHARES FOR FUTURE SALE

         Sales of a substantial number of shares of e4L's common stock in the public market could adversely affect the market price of e4L's common stock. There are currently 32.4 million shares of e4L's common stock outstanding, nearly all of which are freely tradable. In addition, approximately 47.6 million shares of e4L's common stock are currently reserved for issuance upon the exercise of outstanding options and warrants and the conversion of convertible preferred stock. For example, approximately 17.3 million shares of common stock will be issued to holders of e4L's Series D Convertible Preferred Stock (based on a conversion price of $1.073125 per share) and approximately 13.3 million shares of common stock will be issued to holders of e4L's Series E Convertible Preferred Stock (based on a conversion price of $1.50 per share).


                                   THE COMPANY

         e4L is principally engaged in the use of direct response transactional television programming, also known as infomercials, wholesale/retail distribution and electronic commerce, to sell consumer products. e4L manages all phases of direct marketing for the majority of its consume products in both the United States and international markets, including product selection and development, manufacturing by third parties, production and broadcast of infomercials, order processing and fulfillment and customer service.

         e4L is engaged in direct marketing of consumer products in the United States through its wholly-owned subsidiary, Quantum North America, Inc. (formerly Media Arts International, Ltd. and d/b/a e4L North America), which e4L acquired in 1986, and internationally through its wholly-owned subsidiaries:
Quantum International Limited, which e4L acquired in 1991; Quantum Prestige Limited, through which e4L operates in New Zealand and in all Asian countries other than Japan; Quantum International (Japan) Company Limited, which e4L formed in June 1995; and Suzanne Paul Holdings Pty Limited and its operating subsidiaries which e4L acquired in July 1996. e4L produces television programming through e4L Television (formerly d/b/a DirectAmerica Corporation), which e4L acquired in October 1995.

         e4L is a Delaware corporation, with its principal executive offices located at 15821 Ventura Boulevard, 5th Floor, Los Angeles, California 91436, and its telephone number is (818) 461-6400.


                               RECENT DEVELOPMENTS

         On June 7, 1999, e4L consummated an agreement with BuyItNow, Inc. ("BuyItNow") pursuant to which e4L and BuyItNow have formed a new global electronic commerce entity, BuyItNow.com LLC ("BuyItNow LLC"). BuyItNow LLC was formed through the contribution by BuyItNow of substantially all of its assets and liabilities; and the contribution by e4L of, among other things, e4L's (i.) on-line business of "As Seen On TV" products, and (ii.) promotion of the new entity within e4L programs. Concurrent with the consummation of this agreement, e4L issued 500,000 warrants to purchase e4L common stock (the "Common Stock") to BuyItNow. Concurrent with the closing, Clear Channel Communications, Inc., acquired a 5.4% equity interest in BuyItNow LLC in exchange for $12.5 million in radio broadcast media. On June 28, 1999, Xoom.com, Inc. and Shop.com, Inc. acquired an aggregate 5.4% equity interest in BuyItNow LLC in exchange for $15 million of Internet media. In exchange for its contribution to BuyItNow, LLC, e4L currently owns 48.7% of the equity of BuyItNow, LLC .

         Members of e4L management will participate as members of the BuyItNow LLC Board of Directors and Management Committee. Stephen C. Lehman, e4L's Chairman and Chief Executive Officer, will serve as BuyItNow LLC's Chairman of the Board of Directors, and Daniel M. Yukelson, e4L's Executive Vice President and Chief Financial Officer, will serve as its Chief Financial Officer. Messrs. Lehman and Eric R. Weiss, e4L's Vice Chairman and Chief Operating Officer, will serve on BuyItNow LLC's board of directors.


                                 USE OF PROCEEDS

         e4L will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholder pursuant to this Prospectus. The Selling Stockholder will remit the exercise price of the warrants in connection with an exercise of such securities. e4L will use the proceeds from such warrant exercises for working capital purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of the Selling Stockholder, the number of shares of Common Stock beneficially owned by the Selling Stockholder as of June 30, 1999, and the number of shares of Common Stock which may be offered for sale pursuant to this Prospectus by the Selling Stockholder. The Offered Shares may be offered from time to time by the Selling Stockholder named below. See "Plan of Distribution." However, the Selling Stockholder is under no obligation to sell all or any portion of the shares of Common Stock offered hereby, nor is the Selling Stockholder obligated to sell such shares of Common Stock immediately under this Prospectus. Because the Selling Stockholder may sell all or part of the shares of Common Stock offered hereby, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholder upon termination of any offering made hereby.

         Pursuant to Rule 416(a) under the Securities Act, the shares of Common Stock issuable in respect of the warrants are subject to adjustment by reason of stock splits, stock dividends and other similar transactions in the Common Stock.

                                                                                         Common Shares Beneficially
                                                                                           Owned After Offering (1)
                                              Number of Common                           -------------------------
                                             Shares Beneficially      Common Shares                      Percent of
       Name of Selling Stockholder         Owned Prior to Offering    Offered Hereby       Number        Outstanding
----------------------------------------- ------------------------- ------------------ -------------- ------------------

Lehman Brothers Inc.                               162,685            130,185               32,500             *


---------------
*  Less than one percent.

(1) Assumes the sale of all shares of Common Stock offered hereby. e4L is not aware of any plans of the Selling Stockholder to dispose of its Common Stock.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock are being offered on behalf of the Selling Stockholder and e4L will not receive any proceeds from the Offering. The shares of Common Stock may be sold or distributed from time to time by the Selling Stockholder, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agent or may acquire such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be subject to change. The sale of the shares of Common Stock may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the NYSE; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into established trading markets, including direct sales to purchasers or sales effected through agents; (vi) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholder or its successor in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the position they assume with the Selling Stockholder. The Selling Stockholder or its successor in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of Common Stock, which shares of Common Stock may be resold thereafter pursuant to this Prospectus. There can be no assurance that all or any of the shares of Common Stock will be issued to, or sold by, the Selling Stockholder.

         Brokers, dealers, underwriters or agents participating in the sale of the shares of Common Stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholder and/or purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholder and any broker-dealers or other persons who act in connection with the sale of the Common Stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither e4L nor the Selling Stockholder can presently estimate the amount of such compensation. e4L knows of no existing arrangements between the Selling Stockholder and any other stockholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock.

         The Selling Stockholder and any other persons participating in the sale or distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholder or any other such persons. The foregoing may affect the marketability of the Common Stock.

         e4L will pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock to the public other than commissions or discounts of underwriters, broker-dealers or agents. e4L has also agreed to indemnify the Selling Stockholder and certain related persons against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon for e4L by e4L's outside legal counsel, Klehr, Harrison, Harvey, Branzburg & Ellers LLP, Philadelphia, Pennsylvania.


                                     EXPERTS

         The consolidated financial statements and schedule of e4L, Inc. appearing in e4L's Annual Report (Form 10-K) for the year ended March 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows companies to "incorporate by reference" the information filed with them, which means that e4L can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and information e4L files later with the SEC will automatically update and supersede this information. e4L incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          (a) e4L's Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

          (b) The description of e4L's Common Stock contained in e4L's Registration Statement on Form 8-A, dated August 28, 1990, including all amendments and reports filed for the purpose of updating such description.


         This Prospectus is part of a registration statement e4L filed with the SEC. You should rely only on the information or representations provided in this Prospectus. e4L has authorized no one to provide you with different information. e4L is not offering or selling these securities in any state where the offer or sale is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date stated on the front cover page of this Prospectus.

         e4L will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of such documents which are incorporated herein by reference. You should direct your requests for copies to e4L, Inc., 15821 Ventura Boulevard, 5th Floor, Los Angeles, California 91436; Attention: Investor Relations, telephone number (818) 461-6400, facsimile number (818) 461-6525.


                       WHERE YOU CAN GET MORE INFORMATION


         At your request, e4L will provide you, without charge, a copy of any exhibits to e4L's Registration Statement. If you would like more information, write or call e4L at:

                       e4L, Inc.
                       Attention: Investor Relations
                       15821 Ventura Boulevard,5th Floor
                       Los Angeles, CA 91436
                       Telephone: (818) 461-6400
                       Facsimile: (818) 461-6530

         e4L's fiscal year ends on March 31. e4L intends to provide to its stockholders annual reports containing audited financial statements and other appropriate reports. In addition, e4L files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information e4L files at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. e4L's SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by e4L or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy a security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.



                         130,185 Shares of Common Stock


                                    e4L, INC.



                                   PROSPECTUS




                                  June __, 1999

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemized statement of the estimated amounts of all expenses payable by e4L in connection with the registration of the shares of Common Stock offered hereby, other than underwriting discounts and commissions:

          Registration Fee--Securities and Exchange Commission...................       $     238.00
         *Blue Sky fees and expenses.............................................       $   1,000.00
         *Accountants' fees and expenses ........................................       $   2,500.00
         *Legal fees and expenses ...............................................       $   7,500.00
         *Printing and EDGAR expenses ...........................................       $   1,000.00
         *Miscellaneous .........................................................       $   2,500.00
                                                                                         -----------
                  Total .........................................................       $  14,738.00
                                                                                         ===========

                                                                                         -----------
                                                                                         -----------

------------------
* Estimate



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         e4L has adopted in its Certificate of Incorporation and Bylaws the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director of e4L or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to e4L or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a known violation of the law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.

         Further, e4L's Certificate of Incorporation and Bylaws provide that e4L shall indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware Corporation Law to the full extent permitted therein. Section 145 provides, subject to various exceptions and limitations, that e4L may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of e4L, or is or was serving at the request of e4L as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of e4L, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Board of Directors, independent legal counsel or the stockholders of e4L. In addition, e4L shall indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Schedule of Exhibits.


     Exhibit
      Number      Exhibit


        4(1)      Warrant, dated May 24, 1999, in favor of Lehman Brothers Inc.

        5(1)      Opinion and Consent of Klehr, Harrison, Harvey, Branzburg &
                  Ellers, LLP.

       10(1)      Settlement Agreement, dated May 14, 1999, between e4L and
                  Lehman Brothers Inc.

       23(1)      Consent of Ernst & Young LLP, independent auditors.

----------------

(1)        Filed herewith.


ITEM 17. UNDERTAKINGS.

(a)     The undersigned Registrant hereby undertakes:

        (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (A) to include any prospectus required by section 10(a)(3) of the Securities Act;

                  (B) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                  (C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (iv) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 30th day of June, 1999.

                                e4L, INC


                                BY:  /s/ Stephen C. Lehman
                                   ---------------------------------------------
                                    Stephen C. Lehman, Chairman of the Board of
                                     Directors and Chief Executive Officer


                                POWER OF ATTORNEY

Each of the undersigned officers and directors of e4L, Inc. whose signature appears below hereby appoints Stephen C. Lehman and Daniel M. Yukelson as true and lawful attorney-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this Registration Statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of June, 1999.


               Signature                                        Title(s)

  /s/ Stephen C. Lehman                     Chairman of the Board of Directors and Chief
----------------------------                Executive Officer
Stephen C. Lehman

  /s/ Daniel M. Yukelson                    Executive Vice President/Finance and Chief
----------------------------                Financial Officer, and Secretary
Daniel M. Yukelson

  /s/ Stuart D. Buchalter                   Director
----------------------------
Stuart D. Buchalter

  /s/ Robert W. Crawford                    Director
----------------------------
Robert W. Crawford

  /s/ John W. Kirby                         President and Director
----------------------------
John W. Kirby

  /s/ David E. Salzman                      Director
----------------------------
David E. Salzman

  /s/ Andrew M. Schuon                      Director
----------------------------
Andrew M. Schuon

  /s/ Eric R. Weiss                         Vice Chairman of the Board of Directors and
----------------------------                Chief Operating Officer
Eric R. Weiss

                                  EXHIBIT INDEX

          4    Warrant, dated May 24, 1999, in favor of Lehman Brothers Inc.

          5    Opinion and Consent of Klehr, Harrison, Harvey, Branzburg &
               Ellers, LLP.

          10   Settlement Agreement, dated May 14, 1999, between e4L and Lehman
               Brothers Inc.

          23   Consent of Ernst & Young LLP, independent auditors.